Exhibit 3

                                   [Schroders]

June 17, 1998

Board of Directors
ILM Senior Living, Inc.
28 State Street, Suite 1100
Boston, MA 02109

Gentlemen:

      We refer to the tender offer (the "Tender Offer") commenced by Redwood Investors, LLC for 700,000 shares of common stock (the "Stock") of ILM Senior Living, Inc. (the "Company") at a price of $7.00 per share (the "Price"). You have requested our opinion, as of the date hereof, as to the adequacy of the Price, from a financial point of view, to the holders of the Stock (the "Stockholders").

      In arriving at our opinion herein we assumed, with your approval, that the Company will effect certain contemplated restructuring alternatives intended to increase shareholder value and liquidity. We have (1) reviewed the Tender Offer;
(2) reviewed historical consolidated financial and operating data with respect to the Company; (3) reviewed internal business plans and financial and operating forecasts with respect to the Company as restructured, as prepared by the management of the Company; (4) analyzed publicly available information of selected comparable companies and compared the Company, from a financial point of view, with such companies; (5) considered the terms, to the extent publicly available, of selected transactions comparable to the acquisition of the Company; (6) considered certain proposals to acquire the Company which have been made by third parties; and (7) conducted such other financial studies and financial investigations as we deemed appropriate.

      We were not engaged to verify independently the accuracy or completeness of any information furnished by the Company or any publicly available information which we reviewed in arriving at our opinion expressed herein, and, with your approval, we assumed and relied, without independent verification, upon the accuracy and completeness of all such information. We assumed further, with your approval, that the financial and operating forecasts of the Company reviewed by us were reasonably prepared on bases reflecting the best current estimates and good faith judgments of the management of the Company as to the future financial and operating performance of the Company. We were not engaged to conduct a physical inspection of any properties or make an independent valuation or appraisal of any assets or liabilities, contingent or otherwise, of the Company and we were not furnished with any such valuations or appraisals. We were not engaged to review any legal, accounting or tax aspects of the Tender Offer.

      Our opinion herein is based on our assessment of economic, monetary, market and regul- atory conditions as they exist and can be evaluated on the date of this letter and such other factors as we deem relevant. We express no opinion concerning the price or trading range at which the Stock will trade following the date of this letter or the price which any Stockholder may ultimately realize for the Stock. We were not requested to conduct any review or analysis with respect to the Company after the date of this letter and we do not intend to do so.

      Our opinion herein is provided at the request and for the information of the Board of Directors of the Company in evaluating the Price and does not constitute a recommendation as to any action the Board of Directors or any Stockholder should take in connection with the Tender Offer or any aspect thereof or alternatives thereto. Without limiting the foregoing, this letter does not constitute a recommendation to any Stockholder with respect to whether or not to take or refrain from taking any action in connection with the Tender Offer and should not be relied on by any Stockholder as such. In rendering our opinion, we have not been engaged as an agent or fiduciary of the Stockholders or any other persons and our opinion does not confer any rights or remedies upon the Stockholders or any other persons.

      This letter may not be quoted or referred to in any filing, report, document, release or other communication, whether written or oral, made, prepared, issued or transmitted by the Company without the prior written approval of Schroders, which shall not be unreasonably withheld; provided, however, this letter may be reproduced in full in any Schedule 14D-9 filed by the Company or as an attachment to any letter sent by the Company to the Stockholders in response to the Tender Offer, and if reproduced in full therein or as an attachment to such a letter, may be quoted from or referred to in such filing or letter with our prior written approval, which shall not be unreasonably withheld.

      On the basis of and subject to the foregoing assumptions and other matters set forth herein, it is our opinion, as of the date hereof, that the Price is inadequate, from a financial point of view, to the Stockholders.

                                          Very truly yours,


                                          /s/ Schroder & Co. Inc.


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